Exhibit 99.1

Aditxt Signs Revenue-Sharing Agreement with Cellvera for up to $30M, and Hosts a Live Business

Update Webinar on April 14th

Richmond, Virginia – April 5, 2022 – Aditxt, Inc. (“Aditxt”, or the “Company”) (Nasdaq: ADTX) has entered into a revenue-sharing agreement with Cellvera, and certain of its affiliates. The agreement is designed to drive strategic revenue and growth starting in 2022 and provide enhanced security for the Company’s $14.5 million loan, plus interest to Cellvera Global Holdings LLC (“Cellvera”), formally AiPharma Global Holdings LLC. The Company has signed the agreement as consideration for Aditxt’s separate agreement to extend the term of the previously announced loan and forbearance agreements. Cellvera holds exclusive worldwide rights (except Japan) to a broad spectrum oral antiviral drug targeting COVID-19 and 11 other infectious diseases. Cellvera is focused on discovering, developing, and commercializing antimicrobial therapies across a broad spectrum of infectious diseases, including COVID-19.

“Our potential acquisition of Cellvera will anchor Aditxt’s antimicrobial business segment,” said Amro Albanna, Aditxt’s Co-founder and Chief Executive Officer. “This agreement is an intermediate step in the acquisition process while we are proceeding with our due diligence for the overall transaction, and will be a key part of our revenue and growth strategy starting in 2022.”

Under the terms of the agreement, Aditxt will receive up to 10% of net sales of products and services collected by Cellvera and other loan parties up to a maximum of $30 million. Aditxt has agreed to apply approximately the first $14.5 million of the revenue share payments it receives from the loan parties as repayment of the loan, plus interest until Cellvera’s loan obligations are satisfied.

In addition, the loan’s security agreements have been enhanced to include all assets of Cellvera. Cellvera and Aditxt have also amended their previously announced Share Exchange Agreement to:

(i)	modify the financial statements required to be delivered by Cellvera prior to the initial closing,

(ii)	permit the Company to amend its Certificate of Incorporation without the consent of Cellvera in order to effect a reverse stock split of the Company’s common stock, if necessary, in order to maintain its listing on the Nasdaq Capital Market, and

(iii)	make certain other conforming changes related to the forbearance agreement and revenue sharing agreement.

Work is proceeding on the first step of the acquisition, for which the due diligence period has been extended. The closings of the transactions contemplated under the Share Exchange Agreement are subject to satisfactory completion of due diligence as well as several other closing conditions, including shareholder approval. There is no assurance that Aditxt’s acquisition of Cellvera will be completed.

Aditxt to host a webinar on April 14 at 4:30 p.m. ET

Mr. Albanna will provide a corporate update, information about the Cellvera transaction, and answer questions during a live webinar on April 14 at 4:30 p.m. ET. The webinar is expected to include commentary on:

●	upcoming milestones

●	the revenue strategy

●	the acquisition strategy

All investors are invited to attend, whether professional or individual. All questions MUST be submitted in advance via email: aditxt@edisongroup.com.

To register for the webinar, CLICK HERE.

About Aditxt

Aditxt is a biotech innovation company developing technologies focused on mapping and reprogramming the immune system. Aditxt’s immune mapping technologies are designed to provide a personalized immune profile. Aditxt’s immune reprogramming technologies, currently preclinical, are being developed to retrain the immune system to induce tolerance to address rejection of transplanted organs, autoimmune diseases, and allergies.

For more information, please visit: www.aditxt.com and www.AditxtScore.com

Media and investor relations contact

Aditxt Investor Communications

ir@aditxt.com

www.aditxt.com

Important Information About the Proposed Transaction and Where to Find It

This press release relates to a proposed transaction between Aditxt and Cellvera. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale, or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, Aditxt intends to file relevant materials with the SEC including a registration statement on Form S-4, which will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the stockholder meeting of Aditxt to vote on the business combination. Promptly after the registration statement is declared effective by the SEC, Aditxt will mail the definitive proxy statement/prospectus and a proxy card to each stockholder as record date for the meeting of Aditxt’s stockholders be established for voting on the proposed business combination. Aditxt urges its investors, stockholders, and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about Aditxt, Cellvera, and the business combination. Once available, stockholders will also be able to obtain a copy of the Form S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to Aditxt, Attn: Amro Albanna, 737 N. Fifth Street, Suite 200, Richmond, VA 23219. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Aditxt and its directors and executive officers may be deemed participants in the solicitation of proxies from Aditxt’s stockholders concerning the business combination. Information about Aditxt’s directors and executive officers and a description of their interests in Aditxt will be included in the proxy statement/prospectus for the proposed transaction and be available at the SEC’s website (www.sec.gov).

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the Aditxt’s (the “Company”) intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. These forward-looking statements are subject to a number of risks including, but not limited to, the following risks relating to the proposed transaction: (1) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Aditxt’s securities; (2) the failure to satisfy the conditions to closing the proposed transaction, including the approval by the stockholders of Aditxt and Cellvera; (3) the outcome of any legal proceedings that may be instituted related to the proposed transaction; (4) the ability to realize the anticipated benefits of the proposed transaction; (5) the risk that the product candidates that Cellvera is developing may not progress through clinical development or receive regulatory approvals within expected timelines or at all; (6) the risk that Cellvera’s clinical trials may not confirm any safety, efficacy or other product characteristics that would enable subsequent clinical trials; (7) the risk that Cellvera will be unable to successfully market or gain market acceptance of its product candidates, if approved; (8) the risk that Cellvera’s product candidates may not be beneficial to patients or successfully commercialized, if approved; (9) the risk that Cellvera has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; (10) the effects of competition on Cellvera’s business; (11) the risk that third parties on which Cellvera depends for clinical trials and other critical services will fail to perform satisfactorily; (12) the risk that Cellvera may not be able to recruit and retain qualified personnel; (13) the risk that Cellvera’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; (14) the risk that Cellvera will be unable to obtain and maintain sufficient intellectual property protection for its drug products or will infringe the intellectual property protection of others; (15) the risk the combined company will fail to realize the anticipated benefits of the proposed transaction; and (16) other risks and uncertainties indicated from time to time in Cellvera’s public filings with the SEC. If any of these risks materialize or Aditxt’s and Cellvera’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Aditxt nor Cellvera presently knows, or that Aditxt or Cellvera currently believe are immaterial. That could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aditxt’s and Cellvera’s expectations, plans, or forecasts of future events and views as of the date of this press release. Aditxt and Cellvera anticipate that subsequent events and developments will cause Aditxt’s and Cellvera’s assessments. However, while Aditxt and Cellvera may elect to update these forward-looking statements at some point in the future, Aditxt and Cellvera specifically disclaim any obligation to do so, except as otherwise required by law. These forward-looking statements should not be relied upon as representing Aditxt’s and Cellvera’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other essential factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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